UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 6, 2015

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement

On May 6, 2015, Tangoe, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with International Business Machines Corporation (“IBM”), pursuant to which the parties agreed to the purchase by the Company of the assets comprising IBM’s Rivermine Telecommunications Expense Management business (“Rivermine”) for aggregate consideration of $22,000,000 (the “Acquisition”).  The closing of the Acquisition is expected to occur on May 31, 2015.

The parties’ obligations to close the Acquisition are subject to customary conditions, including (i) the absence of any injunction, order or decree of any governmental authority that would prohibit the Acquisition, (ii) the accuracy of the other party’s representations and warranties and (iii) the other party’s compliance in all material respects with its covenants and agreements contained in the Purchase Agreement.  Either party may terminate the Purchase Agreement if any of its conditions to closing becomes incapable of being fulfilled and such party is not then in material breach of the Purchase Agreement that would result in a condition to closing of the other party becoming incapable of being fulfilled.  In addition, either party may terminate the Purchase Agreement if the Acquisition does not close on or before June 30, 2015.

The parties have made customary representations and warranties and covenants in the Purchase Agreement, including, in the case of IBM, representations and warranties regarding: (i) the absence of litigation with respect to Rivermine, (ii) the compliance of IBM and its affiliates with their obligations under contracts to be acquired by the Company in the Acquisition, (iii) the absence of any known impending terminations with respect to such contracts and (iv) the revenues of Rivermine.  With the exception of certain fundamental representations of IBM, the survival of the parties’ respective representations and warranties is limited to 12 months following the closing.

The Company and IBM have agreed to indemnify each other for any breach of their respective representations, warranties and covenants, as well as, in the case of the Company, any liabilities of Rivermine assumed by the Company in the Acquisition, and, in the case of IBM, any liabilities of Rivermine retained by IBM.  Each party’s indemnities are limited to a maximum of 10% of the purchase price.

The forgoing summary of terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

Rivermine is a leading provider of telecom expense management solutions, helping companies reduce telecommunications expenses by holistically managing their mobile and wireline communications lifecycles.  IBM is currently a strategic partner of the Company.

Item 9.01.  Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: May 7, 2015	By:	/s/ Albert R. Subbloie, Jr.
Albert R. Subbloie, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of May 6, 2015, by and among Tangoe, Inc. and International Business Machines Corporation

*  Certain exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.